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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                      RIVERWOOD INTERNATIONAL CORPORATION,

                            CDRO HOLDING CORPORATION

                                      and

                          CDRO ACQUISITION CORPORATION

                                  dated as of

                                October 25, 1995


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
                               TABLE OF CONTENTS


ARTICLE I        THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

       Section 1.1        The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
       Section 1.2        Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
       Section 1.3        Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
       Section 1.4        Certificate of Incorporation; By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
       Section 1.5        Directors and Officers of the Surviving Corporation . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE II       CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

       Section 2.1        Conversion of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
       Section 2.2        Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
       Section 2.3        Company Option Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
       Section 2.4        Dissenter's Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

       Section 3.1        Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
       Section 3.2        Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
       Section 3.3        Authorization; Validity of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       Section 3.4        No Violations; Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       Section 3.5        SEC Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       Section 3.6        Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       Section 3.7        Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       Section 3.8        Proxy Statement; Schedule 13E-3; Offer Documents  . . . . . . . . . . . . . . . . . . . . .  14
       Section 3.9        Employee Benefit Plans; ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       Section 3.10       Litigation; Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       Section 3.11       Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       Section 3.12       Identified Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       Section 3.13       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       Section 3.14       Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       Section 3.15       Required Vote by Company Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       Section 3.16       Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       Section 3.17       Opinions of Financial Advisors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       Section 3.18       Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       Section 3.19       Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       Section 3.20       Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       Section 3.21       Labor Matters, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       Section 3.22       No Stockholder-Related Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       Section 3.23       Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       Section 3.24       Disclosure; No Other Representations or Warranties  . . . . . . . . . . . . . . . . . . . .  33

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
ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER . . . . . . . . . . . . . . . . . . . . .  33

       Section 4.1        Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       Section 4.2        Authorization; Validity of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       Section 4.3        Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       Section 4.4        Information in Proxy Statement; Schedule 13E-3; Offer Documents . . . . . . . . . . . . . .  35
       Section 4.5        Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       Section 4.6        Beneficial Ownership of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       Section 4.7        No Prior Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       Section 4.8        Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       Section 4.9        No Other Representations or Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       Section 4.10       Surviving Corporation After the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE V        COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

       Section 5.1        Interim Operations of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       Section 5.2        Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       Section 5.3        Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       Section 5.4        Further Action; Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       Section 5.5        Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       Section 5.6        Stockholders' Meeting; Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . .  48
       Section 5.7        Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
       Section 5.8        Directors' and Officers' Insurance and Indemnification  . . . . . . . . . . . . . . . . . .  50
       Section 5.9        Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
       Section 5.10       Certain Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
       Section 5.11       Offers and Solicitations of Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
       Section 5.12       Certain Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
       Section 5.13       Patent Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
       Section 5.14       Additional Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE VI       CONDITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

       Section 6.1        Conditions to Each Party's Obligation To Effect the Merger  . . . . . . . . . . . . . . . .  55
       Section 6.2        Conditions to the Obligation of the Company to Effect the Merger  . . . . . . . . . . . . .  56
       Section 6.3        Conditions to Obligations of Parent and the Purchaser to Effect the Merger  . . . . . . . .  57





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
ARTICLE VII      TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

       Section 7.1        Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
       Section 7.2        Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

ARTICLE VIII     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

       Section 8.1        Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
       Section 8.2        Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
       Section 8.3        Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
       Section 8.4        Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
       Section 8.5        Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
       Section 8.6        Headings; Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
       Section 8.7        Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
       Section 8.8        Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
       Section 8.9        Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
       Section 8.10       Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
       Section 8.11       Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71





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                             TABLE OF DEFINED TERMS

Term                                                                                                              Section
Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.2(c)
Acquisition Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.2(c)
affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.5
Antitrust Division  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.4(b)
Applicable Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.3
Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.18(a)
Awards  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.3
Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.7
beneficial ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.5
Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.3(a)
Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.2
Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.2(b)
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.3
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.3
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.9(b)(v)
Collective Bargaining Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.21
Commitment Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(c)
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1
Company Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.11
Company SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.5
Competition Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.4(b)
Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.3(a)
Convertible Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.2(a)
DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.4
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.2
Employment and Withholding Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.13(d)
Environmental Assessment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.3(b)
Environmental Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.14(e)(i)
Environmental Consultant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.3(b)
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.14(e)(ii)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.9(a)
ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.9(a)
ERISA Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.9(a)
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.4(b)
Exchange Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1(f)
Expense Cap . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(d)
Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(f)
Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1(b)
Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.5
FTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.4(b)
Fund V  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.5
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.5





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

Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.4(b)
Hazardous Substance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.14(e)(iii)
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.4(b)
Identified Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.12(a)
Immaterial Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.8(a)
Indentures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.11
Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.11
Involuntary Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(c)(v)
Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.4(a)
Leased Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.19(c)
Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.19(c)
Lien  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.18(b)
Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.10(a)
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.12(a)
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(a)
Minimum Tenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.3(f)
Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.11
Offers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.11
Option Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.3
Owned Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.19(c)
Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
Patent Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.13
Paying Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.2(a)
PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.9(c)
PD Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1(e)
Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.10(c)
Permitted Lien  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.18(c)
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.9(a)
Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.2(a)
Prepaid Policy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.8(b)
Proposed Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.11
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.6(b)
Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
Purchaser Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1
Purchaser Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.3(b)
Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.19(c)
Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.14(e)(iv)
Restricted Stock Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.3
Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.13(d)
RIUSA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.22
SARs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.3
Stockholder   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
Schedule Supplements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.7(b)
Schedule 13E-3  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.8(b)
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.5

SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.5
Secretary of State  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.2
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1
Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.6(a)
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
Superior Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.1(c)
Supplemental Indenture  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.11
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.13(d)
Tax Matters Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
Technology  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.11
Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1(e)
Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.11
Voting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals

                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER, dated as of October 25, 1995, by and among Riverwood International Corporation, a Delaware corporation (the "Company"), CDRO Holding Corporation, a Delaware corporation ("Parent"), and CDRO Acquisition Corporation, a wholly owned subsidiary of Parent and a Delaware corporation (the "Purchaser").

                 WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company have each approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein; and

                 WHEREAS, in furtherance of such acquisition, (a) the Boards of Directors of Parent, the Purchaser and the Company have each approved this Agreement and the merger of the Purchaser with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), and (b) in order to induce Parent and the Purchaser to enter into the Merger Agreement, concurrently with the execution and delivery hereof, Parent, the Purchaser and Manville Corporation, a Delaware corporation ("Stockholder"), are entering into a Voting and Indemnification Agreement dated as of the date hereof (the "Voting Agreement") among such parties, and Parent, the Purchaser, Stockholder and the Company are entering into a Tax Matters Agreement dated as of the date hereof (the "Tax Matters Agreement");

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER

                 Section 1.1 The Merger. Upon the terms and subject to conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2 hereof), (a) the Purchaser shall be merged with and into the Company or (b) at the Purchaser's election, the Company shall be merged with and into the Purchaser (either such merger, the "Merger") and the separate corporate existence of the corporation being merged into the other corporation shall cease. After the Merger, the Company, in the case of clause (a) above, or the Purchaser, in the case of clause (b) above, shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and the Purchaser shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

                 Section 1.2 Effective Time. On or as promptly as practicable following the Closing Date (as defined in Section 1.3), the Purchaser and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") in such form and executed as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

                 Section 1.3 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

                 Section 1.4 Certificate of Incorporation; By-Laws. Pursuant to the Merger, (x) the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation (except that the name of the Surviving Corporation set forth in the Certificate of Incorporation shall be such name as may be determined by the Purchaser prior to the Effective Time) and (y) the By-laws of the Purchaser, as in effect immediately prior to the Effective

Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such By-laws.

                 Section 1.5  Directors and Officers of the Surviving
Corporation.

                 (a) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

                 (b) The officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


                                   ARTICLE II

                              CONVERSION OF SHARES

                 Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $.0l per share, of the Company (referred to herein as "Shares" or "Company Common Stock") or the common stock, par value $.01 per share, of the Purchaser (the "Purchaser Common Stock"):

                 (a) Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares covered by Section 2.4) shall be converted into the right to receive $20.25 per share in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accor-dance with Section 2.2. Any payment made pursuant to this Section 2.1(a) shall be made net of applicable withholding taxes to the extent such withholding is required by law; provided that, with respect to any such payment to be made to any Person who (i) at any time during the shorter of the periods described in section 897(c)(1)(A)(ii) of the Code and the Treasury Regulations thereunder, beneficially owned more than five percent, taking into account the constructive ownership rules described in section 897(c)(6)(C) of the Code and the Treasury Regulations thereunder, of the fair market value of any class of stock of the Company and (ii) has not delivered to the Purchaser, prior to the time for making such payment, a certificate, as contemplated under and meeting the requirements of section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that such Person is not a foreign person within the meaning of the Code and applicable Treasury Regulations, the Purchaser shall withhold from such payment an amount equal to 10% thereof and pay over such amount to the Internal Revenue Service.

                 (b) Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                 (c) All shares of Company Common Stock that are held by the Company as treasury stock and any shares of Company Common Stock owned by Parent, the Purchaser or any other subsidiary of Parent shall be cancelled and retired and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

                 Section 2.2  Exchange of Certificates.

                 (a) Prior to the Effective Time, Parent shall designate the Company's registrar and transfer agent, or Chemical Bank (or any successor thereto), or such other bank or trust company as may be approved in writing by the Company (which approval shall not be unreasonably withheld), to act as paying agent for the holders of Shares in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section 2.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Company (the "Paying Agent"), to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a). Immediately prior to the Effective Time, Parent will cause to be deposited in trust with the Paying Agent for the benefit of holders of Company Common Stock the funds necessary to complete the payments contemplated by Section 2.1(a) with respect to shares of Company Common Stock other than Stockholder Shares (as such term is defined in the Voting Agreement (as defined below)) on a timely basis.

                 (b) At the Effective Time, Parent will instruct the Paying Agent to promptly, and in any event not later than three business days following the Effective Time, mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration (which shall provide that at the election of the surrendering holder Certificates may be surrendered, and payment therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Merger Consideration payable in respect of Certificates representing Company Common Stock held by Stockholder shall be paid only to the person in whose name the surrendered Certificate is registered. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Company Common Stock held by Parent or the Purchaser, or any subsidiary of Parent or the Purchaser, or Dissenting Shares (as defined in Section 2.4)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

                 (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (as defined in 3.1) claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                 (d) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

                 (e) Notwithstanding the provisions of this Section 2.2, at the Effective Time, (i) the Purchaser shall pay to Stockholder by wire transfer an amount equal to the Merger Consideration multiplied by the number of Stockholder Shares to the account of the Stockholder designated at least two business days prior to the Closing Date, net of applicable withholding taxes, and (ii) the Stockholder shall deliver to the Purchaser, free and clear of any Liens, one or more share certificates representing all of the Stockholder Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps.

                 Section 2.3 Company Option Plans. Except as Parent or the Purchaser and the holder of an Award (as defined below) otherwise agree, the Company shall take all actions necessary to provide that, upon the Effective Time, (i) each outstanding restricted stock unit ("Restricted Stock Units") or stock appreciation right (including any Premium, Option Replacement or SAR Replacement stock appreciation right) ("SARs" and, together with the Restricted Stock Units, the "Awards") outstanding under either of the Company's 1992 Long-Term Incentive Plan or 1994 Long-Term Incentive Plan (together, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Award of an SAR which is then outstanding shall be cancelled and each Award of a Restricted Stock Unit which is then outstanding shall be repurchased and (iii) in consideration of such cancellation or repurchase, as the case may be, the Company shall pay to the holder of each such Award an amount in respect thereof equal to the product of
(A) the Applicable Amount, multiplied by (B) the number of units subject thereto (such payment to be net of applicable withholding taxes); and provided that the foregoing shall not require any action which violates the Option Plans, the Awards or any agreement in effect in respect thereof. The term "Applicable Amount" shall mean (i) in the case of Awards of Restricted Stock Units, the Merger Consideration or (ii) in the case of Awards of SARS, the excess of (A)(1) with respect to Awards of SARS granted under the 1994 Long Term Incentive Plan, the greater of the Merger Consideration or the highest price of a Share (as determined by the Committee administering the 1994 Long Term Incentive Plan) paid in a bona fide transaction during the 60 day period preceding and including the Effective Time or (2) with respect to all Awards of SARS other than those specified in clause (ii)(A)(1), the Merger Consideration, over (B) the applicable grant price of each such Award.

                 Section 2.4 Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such
Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.1(a) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger consideration to which such holder is entitled, without interest or dividends thereon. The Company shall give the Purchaser prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Purchaser, make any payment with respect to or offer to settle, any such demands.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company represents and warrants to Parent and the Purchaser, as of the date hereof and as of the Closing Date, that:

                 Section 3.1 Organization. Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed individually and in the aggregate would not have or result in a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole. None of the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) is in breach or violation of any of its certificate of incorporation, by-laws or other organizational documents. "Immaterial Subsidiaries" shall mean those inactive or otherwise immaterial Subsidiaries of the Company indicated on Schedule 3.1 of the Disclosure Schedule. The Company has previously delivered to Parent a complete and correct copy of each of its Restated Certificate of Incorporation and By-Laws, as currently in effect. Schedule 3.1 of the disclosure schedule delivered by the Company to Parent on or prior to the date hereof (the "Disclosure Schedule") sets forth a complete and correct list of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. "Subsidiary" shall mean with respect to any Person, any corporation or other entity of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person. "Person" shall mean any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity (as defined in Section 3.4(b)).

                 Section 3.2  Capitalization.

                 (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 100,000,000 preferred shares, par value $1.00 per share (the "Preferred Stock"). The number of shares of Company Common Stock issued and outstanding is 65,675,578 shares on the date hereof, and at the Effective Time will be 65,675,578 shares plus not more than 150,000 shares issued after the date hereof as required pursuant to the terms of the Riverwood International Hourly Savings Plan and Riverwood International Savings Plan, as each such plan is in effect on the date hereof. No shares of Company Common Stock are issued and held in the treasury of the Company, and there are no shares of Preferred Stock issued and outstanding. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable. There is outstanding $125,000,000 principal amount of 6 3/4% Convertible Subordinated Notes due 2003 (the "Convertible Notes") that upon certain circumstances become convertible into Company Common Stock and 7,126,250 shares of Company Common Stock are reserved for issuance upon conversion of Convertible Notes. Complete and correct copies of the indenture and any other agreement or instrument to which the Company is a party governing the Convertible Notes, including any and all amendments, modifications and supplements thereto, have been made available by the Company to Parent and the Purchaser. Other than the Convertible Notes, and except as set forth in Schedule 3.2(a) of the Disclosure Schedule, there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any Subsidiary of the Company or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

                 (b) Except as set forth in Schedule 3.2(b) of the Disclosure Schedule and except for directors' qualifying shares (i) all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned, directly or indirectly, by the Company and (ii) neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person (other than any shares and interests that have a market or other fair value not in excess of $2,000,000 in the aggregate), or is obligated to make any capital contribution to or other investment in any other Person.

                 Section 3.3  Authorization; Validity of Agreement.

                 (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Section 5.6 hereof, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the "Board") and, other than approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                 (b) The provisions of Section 203 of the DGCL are inapplicable to the transactions contemplated by this Agreement.

                 Section 3.4  No Violations; Consents and Approvals.

                 (a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or By-Laws of the Company, (ii) except as set forth in Schedule 3.4(a) of the Disclosure Schedule, conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, or to the imposition of any Lien (as defined in Section 3.18(b))) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Subsidiaries or any of their properties or assets; except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches, defaults or Liens which individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

                 (b) Except as disclosed in Schedule 3.4(b) of the Disclosure Schedule, no filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (i) applicable requirements under Competition Laws (as defined in Section 5.4(b)), (ii) applicable requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of the Certificate of Merger with the Secretary of State, (iv) applicable requirements under "blue sky" laws of various states, (v) applicable requirements under Environmental Laws (as defined in Section 3.14(d)(ii)) relating to transfer or assumption of Permits (as defined in Section 3.10(c)) required thereunder for the conduct of business by the Company and its Subsidiaries and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

                 Section 3.5 SEC Reports and Financial Statements. The Company has filed with the Securities and Exchange Commission (the "SEC"), all forms and documents required to be filed by it since January 1, 1992 under the Exchange Act and has heretofore made available to Parent (i) its Annual Reports on Form 10-K for the years ended December 31, 1992, December 31, 1993 and December 31, 1994, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended April 1 and July 1, 1995, (iii) all proxy statements relating to meetings of stockholders of the Company since January 1, 1993 (in the form mailed to stockholders) and (iv) all other forms, reports and registration statements filed by the Company with the SEC since January 1, 1992 (other than registration statements on Form S-8 or Form 8-A, filings on Form T-1 or preliminary materials and registration statements in forms not declared effective). The documents described in clauses (i)-(iv) above (whether filed before, on or after the date hereof, but in any event not after the Closing) are referred to in this Agreement collectively as the "Company SEC Documents". As of their respective dates, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the

Securities Act of 1933 (the "Securities Act"), as the case may be, and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements included in the Company SEC Documents have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to year end adjustment and do not contain all footnote disclosures required by GAAP) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

                 Section 3.6 Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed prior to the date hereof or as disclosed in
Schedule 3.6 to the Disclosure Schedule, since July 1, 1995, (i) the Company and its Subsidiaries (other than any Immaterial Subsidiary) have conducted their respective operations only in the ordinary course consistent with past practice, (ii) there has not been a Material Adverse Effect and (iii) the Company and the Subsidiaries have not taken action that if taken after the date hereof would constitute a violation of Section 5.1 (other than clause (a) thereof).

                 Section 3.7 Absence of Undisclosed Liabilities. Except (a) as and to the extent disclosed in the Company's SEC Documents filed prior to the date hereof, including as reflected or reserved against in the balance sheet dated as of July 1, 1995 constituting a portion of the financial statements included therein (the "Balance Sheet") or in the notes thereto, (b) as and to the extent disclosed in Schedules 3.7 and 3.14 of the Disclosure Schedule or (c) for liabilities or obligations relating to environmental matters the existence of which was not required to be disclosed pursuant to the representation set forth in Section 3.14, neither the Company nor any of its Subsidiaries had as of that date any liabilities or obligations (accrued, contingent or otherwise) which (x) would be material to the Company and its Subsidiaries taken as a whole (except for obligations under executory contracts incurred in the ordinary course of business consistent with past practice that have yet to be performed and that individually and in the aggregate would not have or result in a Material Adverse Effect) or (y) would be required to be set forth in the Balance Sheet or the notes thereto in accordance with GAAP.
Except as set forth in Schedules 3.7 and 3.14 to the

Disclosure Schedule or for liabilities or obligations relating to environmental matters the existence of which was not required to be disclosed pursuant to the representation set forth in Section 3.14, since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (accrued, contingent or otherwise) that would be required to be reflected or reserved against in an audited consolidated balance sheet of the Company and its Subsidiaries or the notes thereto prepared in accordance with GAAP, or that would be material to the Company and its Subsidiaries taken as a whole, except for such liabilities and obligations as were incurred in the ordinary course of business consistent with past practice and as individually and in the aggregate would not have or result in a Material Adverse Effect and except for liabilities and obligations resulting from the execution and delivery of this Agreement or relating to the transactions contemplated hereby.

                 Section 3.8  Proxy Statement; Schedule 13E-3; Offer Documents.

                 (a) The Proxy Statement (as defined in Section 5.6(d)) (and any amendment thereof or supplement thereto) at the date mailed to Company stockholders and at the time of the Special Meeting (as defined in Section 5.6(a)), (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or the Purchaser specifically for inclusion in the Proxy Statement.

                 (b) None of the information provided by the Company specifically for use in any Rule 13e-3 Transaction Statement on Schedule 13E-3 required to be filed with the SEC under the Exchange Act and/or mailed to the stockholders of the Company in connection with the Merger (the "Schedule 13E-3") will at the time the Schedule 13E-3 or any amendments thereto are so filed and/or mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 (c) None of the information provided by the Company specifically for use in the offers to purchase and consent solicitations and related letters of transmittal (collectively, together with any amendments or supplements thereto, the "Offer Documents") and any registration statement and any related schedules (and any amendment or supplement to any of the foregoing), filed with the SEC and/or mailed to the registered holders of the Notes (as defined in Section 5.11) of each series, as the case may be, in connection with the Offers (as defined in Section 5.11) and solicitations of consents to the Proposed Amendments (as defined in Section 5.11), at the date so filed and/or mailed (i) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 Section 3.9  Employee Benefit Plans; ERISA.

                 (a) Schedule 3.9(a) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity based, severance, termination, change in control, retention, employment, hospitalization or other medical, life or insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee, former employee, director or former director of the Company, any of its Subsidiaries or any ERISA Affiliate or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liability (matured or unmatured, absolute or contingent) (the "Plans"). Schedule 3.9(a) identifies each of the Plans that is an "employee benefit plan," subject to ERISA (the "ERISA Plans").

                 (b) With respect to each Plan, the Company has heretofore delivered or made available to the Purchaser true and complete copies of each of the following documents (including all amendments to such documents):

                           (i) the Plan or a written description of any Plan not in writing;

                          (ii) the most recent annual report and actuarial report if required under ERISA;

                         (iii) the most recent Summary Plan Description with respect thereto if required under ERISA;

                          (iv) if the Plan or any obligations thereunder are funded through a trust or any other funding vehicle, the trust or other funding agreement and the latest financial statements thereof;

                           (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                          (vi) communications that the Company or any of its ERISA Affiliates or Subsidiaries has received from or sent to the PBGC, the Department of Labor, the Internal Revenue Service or any comparable agency of any foreign governmental entity concerning any termination of, withdrawal from or appointment of a trustee to administer any plan or the failure or alleged failure to comply with any provision of ERISA, the Code or comparable legislation of a foreign jurisdiction with respect to any plan, including any existing written description of any such oral communication.

                 (c) No liability under Title I or IV of ERISA, the penalty or excise tax provisions of the Code relating to employee plans or equivalent legislation of a foreign jurisdiction has been incurred by the Company or any of its Subsidiaries or ERISA Affiliates that has not been satisfied in full, and no condition exists or event has occurred that presents a material risk to the Company or any of its Subsidiaries or ERISA Affiliates of incurring any such liability, other than (i) liability for contributions due in the ordinary course and premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which contributions and premiums have been paid when due) and (ii) such liabilities that individually and in the aggregate would not have or result in a Material Adverse Effect.

                 (d) Except as disclosed in Schedule 3.9(d), no ERISA Plan is a "multiemployer plan," as defined in section 3(37) of ERISA, nor is any ERISA Plan a plan described in section 4063(a) of ERISA.

                 (e) No ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived. Each ERISA Plan intended to be "qualified" within the meaning of section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified; timely application has been made for an updated determination of the Internal Revenue Service as to the continued qualification of such ERISA Plan under section 401(a) of the Code as currently in effect; no condition exists or event has occurred since the date of such initial determination that would adversely affect the qualified status of any such ERISA Plan; and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under section 501(a) of the Code. Each Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including but not limited to ERISA, the Code and equivalent legislation of a foreign jurisdiction, except any such failures to so operate or administer that individually and in the aggregate would not have or result in a Material Adverse Effect. There are no pending, or to the best knowledge of the Company, threatened, material claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan or otherwise involving any such Plan or the assets thereof (other than routine claims for benefits).

                 (f) Neither the Company nor any of the Company's Subsidiaries or ERISA Affiliates would be liable for any amount pursuant to section 4062, 4063 or 4064 of ERISA if any ERISA Plan were to terminate that individually or in the aggregate would have or result in a Material Adverse Effect. All contributions required to be made to each Plan under the terms of such Plan, applicable Law or any applicable collective bargaining agreement have been paid in full when due except where such failure individually and in the aggregate would not be material to the Company and its Subsidiaries taken as a whole.

                 Section 3.10  Litigation; Compliance with Law.

                 (a) Except as disclosed in the Company SEC Documents filed prior to the date hereof or as set forth in

Schedule 3.10(a) of the Disclosure Schedule, and except for Environmental Claims (which are the subject of Section 3.14), (i) there is no Litigation (as defined below) pending or, to the actual knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their properties or assets which, individually or in the aggregate, if determined adversely to the Company or such Subsidiaries would reasonably be expected to have or result in a Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries is subject to any settlement or similar agreement with any Governmental Entity, or to any order, judgment, decree, injunction or award of any Governmental Entity or arbitrator, that individually or in the aggregate would have or result in a Material Adverse Effect. "Litigation" means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Entity or arbitrator (including worker's compensation claims).

                 (b) Except as disclosed in the Company SEC Documents filed prior to the date hereof, and except for violations of Environmental Laws (which are the subject of Section 3.14), the operations of the Company and its Subsidiaries have not been and are not being conducted, and no Real Property is, in violation of any Law or any Permit (as defined below), except where such violations individually and in the aggregate would not have or result in a Material Adverse Effect. Except as set forth in Schedule 3.10(b) of the Disclosure Schedule, none of the Company or any of its Subsidiaries has received any notice, or has knowledge of any claim, alleging any such violation, except for such violations that individually and in the aggregate would not have or result in a Material Adverse Effect.

                 (c) The Company and its Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Real Property (as defined in Section 3.19(c)) and the conduct of their respective businesses as currently conducted ("Permits"), except for Permits under Environmental Laws (which are the subject of Section 3.14) and except where the failure to hold such Permits individually and in the aggregate would not have or result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as individually and in the aggregate would not have or result in a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as individually and in the aggregate would not have or result in a Material Adverse Effect.

                 Section 3.11 Intellectual Property. The Company and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other sufficient and legally enforceable rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, computer software, trademarks, trade dress, trade names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how and other proprietary rights and information (all of the foregoing, other than trademarks, trade names and service marks, referred to as "Technology" and together with trademarks, trade names and service marks, referred to as "Intellectual Property") necessary for the conduct of, or otherwise material to, the business and operations of the Company and its Subsidiaries as currently conducted ("Company Intellectual Property"), free and clear of any Liens (except for any Permitted Liens).
Schedule 3.11 of the Disclosure Schedule lists as of the date hereof, all patents, patent applications, patent disclosures, trademarks, trade dress and service marks and any registrations and applications therefor, trade names, copyrights, mask works and computer software owned by or licensed to the Company or any Subsidiary and any material licenses thereof to or from the Company or any Subsidiary. Except as disclosed in Schedule 3.11 of the Disclosure Schedule, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe or conflict with any Intellectual Property of any Person, and none of the Company or any of its Subsidiaries has received notice or has actual knowledge of any such infringement or conflict except such infringements and conflicts as individually and in the aggregate would not have or result in a Material Adverse Effect. Except as set forth on Schedule 3.11 of the Disclosure Schedule, to the actual knowledge of the Company, no Person is infringing any Intellectual Property of the Company or its Subsidiaries except such infringements as individually and in the aggregate would not have or result in a Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any Lien on, the rights of the Company or any Subsidiary with respect to the Intellectual Property owned or used by them, except where such losses and such Liens as individually and in the aggregate would not have or result in a Material Adverse Effect. Each patent, patent application, trademark, trade dress or service mark and any registration or application therefor, mask work, copyright registration or application therefor included in any Company Intellectual Property owned by the Company or any of its Subsidiaries is in proper form, not disclaimed and has been properly maintained and has otherwise been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and the Company has taken such other actions necessary to ensure full protection under any applicable laws, and such registrations, filings, issuances and other actions remain in full force and effect; and except as set forth in Schedule 3.11 of the Disclosure Schedule there are no proceedings pending by or before any Governmental Entity relating to any material Company Intellectual Property.

                 Section 3.12  Identified Contracts.

                 (a) Other than the contracts or agreements of the Company included as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "Material Contracts") and contracts or agreements between the Company and its wholly owned Subsidiaries or between wholly owned Subsidiaries of the Company, Schedule 3.12(a) of the Disclosure Schedule lists each of the following contracts and agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound (contracts and agreements of the types described below being "Identified Contracts"), in each case as such Identified Contract is in effect on the date hereof:

                 (i) contracts and agreements for the purchase of inventories, goods or other materials by, or for the furnishing of services to, the Company or any of its Subsidiaries that (A) require payments by the Company or any of its Subsidiaries in excess of $2,000,000 and (B) have a term of one year or more and are not termi-nable by the Company or Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

               (ii) contracts and agreements for the sale of inventories, goods or other materials, or for the furnishing of services, by the Company or any of its Subsidiaries that (A) require payments to the Company or any of its Subsidiaries in excess of $2,000,000 and (B) have a term of one year or more and are not terminable by the Company or Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

              (iii) manufacturer's representative, sales agency and distribution contracts and agreements that (A) have a term of one year or more and are not terminable by the Company or Subsidiary party thereto, as the case may be, on notice of six months or less without penalty, or
       (B) are otherwise material;

               (iv) contracts and agreements (A) governing the terms of indebtedness, or guarantees of indebtedness, of, or secured by assets of, the Company or any of its Subsidiaries in excess of $2,000,000 principal amount in the aggregate, or (B) governing the terms of "synthetic" or capital leases pursuant to which the Company or any of its Subsidiaries has financial obligations in excess of $2,000,000, or
       (C) providing for all obligations of the Company and its Subsidiaries in respect of interest rate swap or similar agreements, commodity swaps or options or similar agreements or foreign currency hedge, exchange or similar agreements or any other derivative instrument (other than any such agreement involving a notional amount of less than $50,000);

                 (v) contracts and agreements for the direct or indirect benefit of (x) Stockholder other than contracts and agreements that benefit all stockholders of the Company ratably, or (y) any of the affiliates of Stockholder (other than the Company and its Subsidiaries and their respective officers and directors in their capacities as such);

                (vi) shareholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity or debt interests of the Company or any of its Subsidiaries;

               (vii) contracts and agreements entered into since January 1, 1990 providing for the acquisition or disposition of assets having a value in excess of $5,000,000, other than sales or purchases of inventories in the ordinary course of business and sales of obsolete equipment;

              (viii) all of the Leases, and other leases, subleases, licenses and other agreements relating to or constituting real property, each with a term of one year or more and an annual payment obligation in excess of $250,000;

                (ix) joint venture agreements, partnership agreements and other similar contracts and agreements involving a sharing of profits and expenses;

                 (x) contracts and agreements governing the terms of indebtedness of third parties (x) owed to the Company or any of its Subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $250,000 in the aggregate made to employees of the Company or any of its Subsidiaries, by the Company or such Subsidiary in the ordinary course of business consistent with past practice, or (y) to or guaranteed by the Company or any of its Subsidiaries;

                (xi) contracts and agreements prohibiting or materially restricting the ability of the Company or any of its Subsidiaries to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person, other than (x) distribution (including independent sales representative) contracts and agreements listed on Schedule 3.12(a) of the Disclosure Schedule or that have a term of less than one year or are terminable by the Company or any Subsidiary of the Company party thereto, as the case may be, on notice of six months or less without penalty, and, in each case, which are not material to the Company and its Subsidiaries taken as a whole and (y) supplier and customer agreements relating to non-disclosure of confidential information of the other party which are not material to the Company and its Subsidiaries taken as a whole.

               (xii) contracts and agreements providing for future payments that are conditioned, in whole or in part, on a change in control of the Company or any of its Sub-sidiaries (other than contracts and agreements providing for payments of less than $250,000 in the aggregate); and

              (xiii) contracts and agreements that are material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of the Company and its Subsidiaries taken as a whole.

                 (b) Each contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the actual knowledge of the Company, any other Person, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the actual knowledge of the Company, any other Person, except for such failures to be in full force and effect and such breaches and defaults as individually and in the aggregate would not have or result in a Material Adverse Effect.

                 Section 3.13  Taxes.

                 (a) Except as set forth on Schedule 3.13(a) of the Disclosure Schedule, (i) all Returns required to be filed with any taxing authority on or before the Closing Date by, or with respect to, the Company, its United States Subsidiaries and its non-United States Subsidiaries (since the date such non-United States Subsidiaries became Subsidiaries of the Company) have (or by the Closing Date will have) been filed in accordance with all applicable laws;
(ii) the Company and its Subsidiaries have (or by the Closing Date will have) paid all Taxes shown as due and payable on the Returns that have (or will have) been so filed, and as of the time of filing such Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries in all material respects; (iii) the Company and its Subsidiaries have (or by the Closing Date will have) made provision for all material Taxes that are or may become payable by the Company and its Subsidiaries relating to periods on or prior to the Closing Date for which no Return has (or will have) been filed or in respect of which a final determination has been made; (iv) all Employment and Withholding Taxes have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose; (v) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in the Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; and (vi) as of the Closing Date, there is no action, suit, proceeding, investigation, audit or claim pending or, to the actual knowledge of the Seller or the Company, threatened, against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision against the Company or any of its Subsidiaries that individually or in the aggregate would have or result in a Material Adverse Effect.

                 (b) (i) The Company is (and will as of the Closing be) and has been since January 1, 1979 a member of an affiliated group of corporations, of which Stockholder is the common parent, eligible to file and filing a consolidated Return for federal income Tax purposes; (ii) the entire issue of the Convertible Notes is (and will as of the Closing be) and has been since December 1, 1993 traded on or listed on and subject to the rules of the New York Stock Exchange; (iii) Schedule 3.13(b) of the Disclosure Schedule sets forth all outstanding (x) call options, warrants, convertible obligations, convertible stock, redemption agreements (including rights to cause the redemption of stock) and other instruments and agreements that provide, provided or will provide for the right (whether currently existing or contingent) to issue, acquire, redeem or transfer stock (including an option on an option) and (y) cash settlement options, phantom stock, stock appreciation rights and other similar interests (except for stock), in each case with respect to the capital stock of the Company and each of its United States Subsidiaries; and (iv) in determining the terms of the Executive Compensation Plans set forth on such Schedule 3.13(b), the Company reviewed the terms of comparable executive compensation arrangements of other companies, and based on its review, the Company was not and is not of the view that the terms of such plans were excessive by reference to the services performed by the employees to whom the rights under such plans were granted.

                 (c) Schedule 3.13(c) of the Disclosure Schedule sets forth each Person who, to the actual knowledge of the Company after review of all relevant Schedules 13D and 13G filed with the SEC, at any time during the shorter of the periods described in section 897(c)(1)(A)(ii) of the Code and the Treasury Regulations thereunder, beneficially owned more than five percent, taking into account the constructive ownership rules described in section 897(c)(6)(C) of the Code and the Treasury Regulations thereunder, of the fair market value of any class of stock of the Company.

                 (d) "Code" means the Internal Revenue Code of 1986, as amended. "Employment and Withholding Taxes" mean any federal, state, local, foreign or other employment, unemployment, insurance, social security, disability, workers' compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all taxes required to be withheld by or on behalf of each of the Company and any of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof (including, but not limited to, all interest and penalties thereon and additions thereto whether disputed or not). "Return" means any return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, that relates to the business or assets of the Company and its Subsidiaries. "Tax" means any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including but not limited to all interest and penalties thereon and additions thereto).

                 Section 3.14  Environmental Matters.

                 (a) Except as disclosed in the Company SEC Documents filed prior to the date hereof or as disclosed on Schedule 3.14(a) of the Disclosure Schedule and except for those noncompliance matters that have been and are resolved, the Company and its Subsidiaries have complied throughout the past five years, and are in compliance, in all material respects with all applicable Environmental Laws (as hereinafter defined), which compliance includes the possession of all Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable Governmental Entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law.

                 (b) Except as disclosed in the Company SEC Documents filed prior to the date hereof or as disclosed on Schedule 3.14(b) of the Disclosure Schedule, there are no Environmental Claims (as hereinafter defined) pending or, to the actual knowledge of the Company, threatened, against the Company or any of its Subsidiaries that individually or in the aggregate would have or result in a Material Adverse Effect.

                 (c) Except as disclosed in Schedule 3.14(a) or 3.14(b) of the Disclosure Schedule, none of the Company and its Subsidiaries is subject to, any liability or obligation (accrued, contingent or otherwise) on the part of any of the Company and its Subsidiaries, including the obligation to cleanup or to take any response action in accordance with applicable or relevant and appropriate cleanup standards under Environmental Laws, relating to (x) the environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor thereto at the present time or in the past, including the air, soil and groundwater conditions at such properties, or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release (as defined below) of any Hazardous Substances (as defined below), in either case other than liabilities or obligations that individually and in the aggregate would not have or result in a Material Adverse Effect. The Company has disclosed and, where requested, made available to Parent and the Purchaser all material information, including such studies, analyses and test results, in the possession, custody or control of or otherwise known and available to the Company or any of its Subsidiaries relating to (1) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past, and (2) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, or otherwise in connection with the use or operation of, any of the properties, assets and businesses of the Company or any of its Subsidiaries.

                 (d) The records referred to in Section 3.14(a) comply, and as of their respective dates, the reports, forms and documents referred to in
Section 3.14(a) complied, in all material respects with the applicable requirements of any Environmental Law and the applicable rules and regulations of any Governmental Entity thereunder.

                 (e)  As used in this Agreement:

                 (i) the term "Environmental Claim" means any written claim, demand, suit, action, proceeding, investigation or notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence, or Release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

                (ii) the term "Environmental Laws" means all Laws, relating to pollution, cleanup, restoration or protection of the environment or to the protection of flora or fauna or their habitat or to human or public health or safety, including without limitation, (1) Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, and (2) the Occupational Safety and Health Act;

               (iii) the term "Hazardous Substance" means (1) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products, (2) any substance that is or contains friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (3) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (4) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous; in each case in clauses
(1)-(4) above which is regulated under any Environmental Law; and

                (iv) the term "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

                 Section 3.15 Required Vote by Company Stockholders. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote hereon is the only vote of any class of capital stock of the Company required by the DGCL or the Restated Certificate of Incorporation or the By-Laws of the Company to adopt this Agreement and approve the transactions contemplated hereby.

                 Section 3.16 Brokers. Except for J.P. Morgan & Co. Incorporated and Goldman Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries. The Company is solely responsible for the fees and expenses of J.P. Morgan & Co. Incorporated and Goldman Sachs & Co. as and to the extent set forth in the engagement letters dated April 10, 1995. The Company has previously delivered to the Purchaser complete and correct copies of such engagement letters.

                 Section 3.17 Opinions of Financial Advisors. The Company has received (a) an opinion of J.P. Morgan & Co. Incorporated to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders, and (b) an opinion of Goldman, Sachs & Co. to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Shares is fair.

                 Section 3.18  Assets.

                 (a) The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), necessary for the conduct of, or otherwise material to, their business and operations as it is currently conducted (the "Assets"), other than Intellectual Property (which is the subject of Section 3.11). The Company and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Assets (other than Intellectual Property), including all such Assets (other than Intellectual Property) reflected in the Balance Sheet or acquired since the date thereof (except as may have been disposed of since July 1, 1995 or may be disposed of after the date hereof in accordance herewith in either case in the ordinary course of business consistent with past practice), in each case free and clear of any Lien (as defined below), except Permitted Liens (as defined below).
Schedule 3.18(a) of the Disclosure Schedule sets forth a complete and correct list of each of the countries in which Assets are located.

                 (b) "Lien" means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

                 (c) "Permitted Liens" means (a) Liens reserved against or reflected in the Balance Sheet, to the extent so reserved or reflected or described in the notes thereto, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP, (c) those Liens set forth in Schedule 3.18(c) of the Disclosure Schedule and (d) those Liens that, individually and in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used, or otherwise have or result in a Material Adverse Effect.

                 Section 3.19  Real Property.

                 (a) Schedule 3.19(a) of the Disclosure Schedule contains a complete and correct list of all Owned Real Property (as defined in Section 3.19(c)) setting forth information sufficient to specifically identify such Owned Real Property and the legal owner thereof. The Company and its Subsidiaries have good, valid and marketable fee simple title to the Owned Real Property, free and clear of any Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property (as defined in Section 3.19(c)), or any material portion thereof or interest therein. Each Lease (as defined in Section 3.19(c)) grants the lessee under the Lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Liens. Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Leases free and clear of any Liens other than Permitted Liens. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Leases of its respective Leased Real Property (as defined in Section 3.19(c)) free and clear of any Lien other than Permitted Liens.

                 (b) The Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property, necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted, except for any fee, leasehold or other interest acquired or disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement. The use and operation of the Real Property in the conduct of the business of the Company and its Subsidiaries does not violate any instrument of record or agreement affecting the Real Property, except for such violations as individually and in the aggregate would not have or result in a Material Adverse Effect. No current use by the Company and its Subsidiaries of the Real Property is dependent on a nonconforming use or other Governmental Approval, the absence of which individually or in the aggregate would have or result in a Material Adverse Effect.

                 (c) "Leases" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of real property, or interests therein, necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted, including, without limitation, timber deeds, cutting rights or other timbering interests to the extent they constitute non-fee interests in real property. "Leased Real Property" means all interests in real property pursuant to the Leases. "Owned Real Property" means the real property owned by the Company and its Subsidiaries necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted. "Real Property" means the Owned Real Property and the Leased Real Property.

                 (d) Except as set forth in Schedule 3.19(d) of the Disclosure Schedule, since January 1, 1995 the Company's timber business has been operated in the ordinary course of business consistent with past practice. As of January 1, 1995, the Company owned, leased or held cutting rights with respect to timberlands aggregating not less than 540,000 acres of land containing not less than 500 million board feet of pine sawlogs, 2.7 million cords of pine pulp wood, 95 million board feet of hardwood sawlogs and one million cords of hardwood pulp wood.

                 Section 3.20 Insurance. Schedule 3.20 of the Disclosure Schedule contains a complete and correct list and summary description of all insurance policies maintained by or on behalf of any of the Company and its Subsidiaries as of the date hereof. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is believed by the Company to be suitable for the business and operations of the Company and its Subsidiaries.

                 Section 3.21  Labor Matters, etc.  Except as set forth on
Schedule 3.21 of the Disclosure Schedule, none of the Company and its Subsidiaries is a party to or bound by and none of their employees is subject to any collective bargaining agreement relating to the terms and conditions of employment for any group of employees (any such agreement, memorandum or document, a "Collective Bargaining Agreement"), and there are no labor unions or other organizations representing or, to the actual knowledge of the Company purporting to represent, any employees employed by any of the Company and its Subsidiaries. No labor union is currently engaged in or, to the actual knowledge of the Company, threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries are not in material breach of or default under any Collective Bargaining Agreement. Except as set forth on Schedule 3.21 of the Disclosure Schedule, since January 1, 1992, there has not occurred or been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of its Subsidiaries. Except as set forth on
Schedule 3.21 of the Disclosure Schedule, there are no labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the actual knowledge of the Company, threatened with respect to any employee of the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failures so to comply that individually and in the aggregate would not have or result in a Material Adverse Effect or any material liability or obligation of the Company or any of its Subsidiaries.

                 Section 3.22 No Stockholder-Related Claims. Neither the Company nor any of its Subsidiaries was ever engaged in the business of mining asbestos or manufacturing or selling asbestos-containing products. The Company's Subsidiary Riverwood International USA, Inc. ("RIUSA") was discharged and released from all debts that arose before the date of confirmation of RIUSA's plan of reorganization under Chapter 11 of the Bankruptcy Code, including, without limitation, claims for damages relating to personal injuries caused by asbestos. There is no reasonable basis for subjecting the Company or any of its Subsidiaries or any of their respective assets to liability for any claim relating to the mining, processing, manufacturing, distribution or sale of asbestos or any other product containing asbestos for which Stockholder or any of its affiliates may be liable.

                 Section 3.23 Affiliate Transactions. Schedule 3.23 of the Disclosure Schedule contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and Stockholder or any of its affiliates (other than the Company or any of its Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, and that (i) are currently pending or in effect or (ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries taken as a whole.

                 Section 3.24 Disclosure; No Other Representations or Warranties. (a) To the actual knowledge of the Company, this Agreement and each certificate or other instrument required to be furnished by or on behalf of the Company to Parent or the Purchaser pursuant hereto at or prior to the Closing, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

                 (b) Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates, and for the avoidance of doubt, neither the Company nor any of its affiliates makes any express or implied representation or warranty with respect to information contained in the confidential memoranda dated May, 1995, and June, 1995, respectively, including any projections set forth therein, or any projections otherwise provided to Parent or the Purchaser.


                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

                 Parent and the Purchaser represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

                 Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and the Purchaser has all requisite corporate power and authority to own, lease, operate or use its properties and to carry on its business as now being conducted and is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed individually and in the aggregate would not have or result in a material adverse effect on the business, assets, liabilities, results of operations or financial or other condition of Parent and its Subsidiaries, taken as a whole. Parent has previously delivered to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of the Purchaser, in each case as currently in effect.

                 Section 4.2 Authorization; Validity of Agreement. Each of Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Parent and the Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Seller and the Company, is a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                 Section 4.3  Consents and Approvals; No Violations.

                 (a) Neither the execution, delivery and performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the respective certificate of incorporation or by-laws of Parent or the Purchaser, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, license, lease, contract, agreement, plan or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their properties or assets; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches, defaults or Liens which individually and in the aggregate would not have or result in a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or materially impair or delay the consummation of the transactions contemplated by this Agreement.

                 (b) Except as set forth in Schedule 4.3(b) of the disclosure schedule delivered by Parent and the Purchaser to the Seller and the Company on or prior to the date hereof (the "Purchaser Disclosure Schedule") and assuming that the representations and warranties of the Company set forth in Section 3.4(b) and of Stockholder set forth in Section 2(e) of the Voting Agreement are true and correct, no filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Parent or the Purchaser or the consummation by Parent or the Purchaser of the transactions contemplated hereby, except (i) applicable requirements under Competition Laws, (ii) applicable requirements under the Exchange Act, (iii) the filing of the Certificate of Merger with the Secretary of State, (iv) applicable requirements under "blue sky" laws of various states, (v) applicable requirements under Environmental Laws and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings
(x) required to be obtained or made by the Seller, the Company or any of its Subsidiaries or (y) the failure of which to be obtained or made individually and in the aggregate would not have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or materially impair or delay the consummation of the transactions contemplated by this Agreement.

                 Section 4.4 Information in Proxy Statement; Schedule 13E-3; Offer Documents.

                 (a) None of the information supplied in writing by Parent or the Purchaser specifically for inclusion in the Proxy Statement (including any amendments or supplements thereto) will, at the date mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 (b) The Offer Documents (and any amendment or supplement to any of the foregoing) in connection with the Offers (i) will not, at the date such documents are filed with the SEC and/or mailed to the registered holders of the Notes of each series, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by Parent and the Purchaser with respect to statements made in any such document based on information supplied by the Company specifically for inclusion therein.

                 (c) The Schedule 13E-3 (and any amendment or supplement thereto) (i) will not, at the date such Schedule 13E-3 is filed with the SEC and/or mailed to the stockholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by Parent or the Purchaser with respect to statements made in the Schedule 13E-3 based on information supplied by the Company specifically for inclusion therein.

                 Section 4.5 Financing. The Purchaser has received (i) a commitment letter from Chemical Bank and Chemical Securities Inc., whereby such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing in the amount of $1,550,000,000, (ii) a letter from Chemical Securities Inc. expressing confidence in its ability to place an additional $650,000,000 in debt financing and (iii) letters from each of Clayton, Dubilier & Rice Fund V Limited Partnership ("Fund V") and The 1818 Fund II, whereby such investors have committed, upon the terms and subject to the conditions set forth therein, to provide equity financing of not less than $275,000,000, and preliminary indications of interest from other investors to provide additional equity financing, for an aggregate amount of equity financing of not less than $750,000,000 (less the amount of any equity not to exceed $25,000,000 to be provided by employees and members of management of the Company and its Subsidiaries, which to the extent not provided at the Closing shall be subject to a back-up capital commitment by Fund V or one or more other equity investors). The Purchaser has delivered a complete and correct copy of each letter referred to in this Section 4.5 as in effect on the date hereof to the Company, and the Purchaser will deliver to the Company correct and complete copies of the definitive agreements for the financing of the Merger (the "Financing"). As of the date hereof, the Purchaser believes that the aggregate proceeds of the Financing will be sufficient to (i) pay the Merger Consideration and to perform the obligations of Parent and the Purchaser hereunder, including the payment of all of the expenses of Parent and Purchaser, (ii) refinance any indebtedness of the Company or its Subsidiaries which is required to be prepaid by virtue of any of the transactions contemplated hereby or otherwise contemplated to be refinanced in connection with the transactions contemplated hereby, including the indebtedness set forth in Schedule 4.5 of the Purchaser Disclosure Schedule, together with all related premia, fees and expenses and (iii) together with cash available to the Surviving Corporation, perform the obligations of the Surviving Corporation under this Agreement. The Purchaser knows of no fact or circumstance that it believes will prevent it from obtaining the Financing.

                 Section 4.6 Beneficial Ownership of Shares. None of Parent or the Purchaser "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) more than l% of the outstanding shares of Company Common Stock or any securities convertible into or exchangeable for Company Common Stock.

                 Section 4.7 No Prior Activities. Except for obligations or liabilities incurred, and business and activities arising, in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Voting Agreement and the Tax Matters Agreement and the transactions contemplated hereby and thereby, including the Financing, the Purchaser has neither incurred any material obligations or liabilities nor engaged in any material business or activities of any type or kind whatsoever or entered into any material agreements or arrangements with any person or entity.

                 Section 4.8 Brokers. Except for James D. Wolfensohn Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and the Purchaser, that is or will be payable by the Company or any of its Subsidiaries other than following the occurrence of the Effective Time. Parent and the Purchaser are solely responsible for the fees and expenses of James D. Wolfensohn Incorporated.

                 Section 4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Parent, the Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Parent, the Purchaser or any of their affiliates.

                 Section 4.10 Surviving Corporation After the Merger. (a) At and immediately after the Effective Time, and after giving effect to the Merger, the Financing and any other transactions contemplated in connection therewith (and any changes in the Surviving Corporation's assets and liabilities as a result thereof), the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liabilities on its debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur in debts beyond its ability to pay as they mature.

                 (b) Parent and the Purchaser have engaged or will engage an appraisal firm to deliver a letter relating to the matters set forth in Section 4.10(a), the addressees of which will include the Company, and on which the Company will be entitled to rely.


                                   ARTICLE V

                                   COVENANTS

                 Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except as (i) permitted or required by this Agreement, (ii) required by applicable law or (iii) agreed to in writing by Parent

(which agreement shall not be unreasonably withheld), after the date hereof and prior to the Effective Time:

                 (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable efforts to preserve its business organization and the business organization of its Subsidiaries intact and maintain existing relations with customers, suppliers, employees and creditors;

                 (b) the Company shall not amend its Restated Certificate of Incorporation or By-Laws;

                 (c) except as set forth in Schedule 5.1(c) of the Disclosure Schedule, the Company shall not declare, set aside or pay any dividend (other than regular quarterly dividends consistent with past practice and in no event exceeding $0.04 per share per quarter) or other distribution payable in cash, stock or property with respect to its capital stock; and neither the Company nor any of its Subsidiaries shall (i) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries, other than issuances of shares of Company Common Stock pursuant to securities, options, warrants, calls, commitments or rights existing at the date hereof and previously disclosed to the Purchaser in writing (including as disclosed in the Company SEC Documents); (ii) incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than under lines of credit existing on the date hereof; (iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or other securities; or (iv) enter into or amend in any material respect any (x) Material Contract or (y) Identified Contract except in the ordinary course of business consistent with past practice;

                 (d) except as set forth in Schedule 5.1(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall (i) except for normal increases in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its

Subsidiaries to any employee; (ii) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program agreement or arrangement; or
(iii) enter into or amend in any material respect any employment or collective bargaining agreement or, except in accordance with the existing written policies of the Company or existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

                 (e) neither the Company nor its Subsidiaries shall change the accounting principles used by it unless required by GAAP (or, if applicable with respect to Subsidiaries, foreign generally accepted accounting principles);

                 (f) except as set forth in Schedule 5.1(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice) for an amount that in the aggregate is material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

                 (g) except as set forth in Schedule 5.1(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of its Assets, except in the ordinary course of business consistent with past practice;

                 (h) neither the Company nor any of its Subsidiaries shall release any third party from its obligations (i) under any existing standstill agreement or arrangement relating to an Acquisition Transaction (as defined in Section 5.2(c)), unless the Board determines in its good faith, reasonable judgment, after consultation with its counsel, that the failure to do so could reasonably be expected to constitute a breach of the Board's fiduciary duties under applicable law, or (ii) otherwise under any confidentiality or other similar agreement, except for modifications of any such obligations under existing commercial arrangements in the ordinary course of business consistent with past practice;

                 (i) except as set forth on Schedule 5.1(i) of the Disclosure Schedule, the Company and its Subsidiaries shall not mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Assets;

                 (j) neither the Company nor its Subsidiaries shall compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation, except for any such compromise, settlement, waiver, release or adjustment (x) in the ordinary course of business consistent with past practice, or involving a payment by the Company or any of its Subsidiaries not in excess of $2,000,000 in the aggregate, or (y) set forth in Schedule 5.1(j) of the Disclosure Schedule, following prior notice to and consultation with the Purchaser; and

                 (k) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

                 Section 5.2  Acquisition Proposals.

                 (a) The Company and its Subsidiaries shall not, directly or indirectly through their respective officers, directors, employees or agents or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries, (i) initiate, solicit or encourage the making of any Acquisition Proposal (as hereinafter defined) or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to, any third party relating to, or agree to an Acquisition Proposal (other than the transactions contemplated by this Agreement). Notwithstanding clause (ii) of the foregoing sentence, the Company and its Subsidiaries and their respective boards of directors and representatives (i) may participate in negotiations or discussions (including, as a part thereof, making any counterproposal) with or furnish information or data to any third party if the Board determines in its good faith, reasonable judgment, after consultation with its counsel that the failure to participate in such discussions or negotiations or to furnish such information could reasonably be expected to constitute a breach of the Board's fiduciary duties under applicable law, and (ii) shall be permitted to (x) take and disclose to the Company's stockholders a position with respect to the Merger or another Acquisition Proposal, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or (y) make disclosure to the Company's stockholders, if the Board determines in its good faith, reasonable judgment, after consultation with its counsel, that failure to take such action could reasonably be expected to constitute a breach of the Board's fiduciary duties under applicable law. The actions of any officer or director of the Company who is also a director and/or officer of Stockholder shall be governed by the provisions of Section 7 of the Voting Agreement and not by this Section 5.2(a) solely to the extent that such actions are taken in their capacity as an officer or director of Stockholder.

                 (b) The Company shall immediately advise Parent in writing of the receipt of any inquiries or proposals relating to an Acquisition Proposal and any actions taken pursuant to Section 5.2(a), specifying the material terms and conditions of such Acquisition Proposal and identifying the person making such Acquisition Proposal. If any such inquiry or proposal is in writing, the Company shall promptly deliver to Parent a copy of such inquiry or proposal, unless the Board determines in its good faith, reasonable judgment, after consultation with its counsel, that taking such action could reasonably be expected to constitute a breach of its fiduciary duties under applicable law.

                 (c) For purposes of this Agreement, (i) "Acquisition Proposal" shall mean any inquiry or proposal made by a third party relating to, or that could reasonably be expected to lead to, an Acquisition Transaction, and (ii) "Acquisition Transaction" shall mean (other than the transactions contemplated by this Agreement) (x) a merger, consolidation or other business combination, share exchange, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or any of its Subsidiaries, (y) acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material equity interest in a substantial portion of the assets of, the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit a third party to acquire beneficial ownership of a majority or greater equity interest in the Company, or (z) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets of the Company.

                 Section 5.3  Access to Information.

                 (a) From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) afford to Parent and its authorized representatives reasonable access during normal business hours upon reasonable prior notice to all of its premises, properties, contracts, commitments, data, books and records and personnel; provided, however, that any such access for purposes of any environmental review shall be provided pursuant to the terms of Section 5.3(b), and (ii) shall use its reasonable efforts to cause its customers, suppliers, lenders and other creditors to be available to Parent and the Purchaser. In addition, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Exchange Act and (b) such other information concerning its business, properties and personnel as Parent may reasonably request. Parent and its authorized representatives will use all reasonable efforts to conduct all such inspections in a manner which will minimize disruptions of the business and operations of the Company and its Subsidiaries. Until the Effective Time, Parent and the Purchaser will hold any such information in accordance with the provisions of the confidentiality agreement between the Company, Stockholder and Clayton, Dubilier & Rice, Inc., dated as of September 12, 1995 (the "Confidentiality Agreement"), and will cause such information to be so held by their Representatives (as defined in the Confidentiality Agreement) of Parent and the Purchaser. Upon a termination of this Agreement pursuant to Section 7.1, Parent, the Purchaser and their respective Representatives shall return or destroy (and hold confidential) all information provided pursuant to this Section 5.3 and all other Evaluation Material (as defined in the Confidentiality Agreement) pursuant to the procedures set forth in the Confidentiality Agreement.

                 (b) From the date of this Agreement until the Effective Time, Parent, its authorized representatives, and Dames & Moore (the "Environmental Consultant"), shall have reasonable access, upon reasonable notice and during normal business hours, to the operations, properties, assets, books, records and personnel of the Company and each of its Subsidiaries for the purpose of conducting the Environmental Assessment (as defined below). The scope of the Environmental Assessment shall be agreed upon by the parties within one month of the date hereof, and it shall include, at Parent's option, an inspection of the facilities of the Company and its Subsidiaries, a compliance review of the operations of the Company and its Subsidiaries, review of relevant records, audits and internal reports, review of relevant agency records, and interviews with personnel, of the Company and its Subsidiaries. The Company shall, and shall cause its Subsidiaries to, offer all reasonable assistance and cooperation to Parent, its representatives and the Environmental Consultant in connection with the Environmental Assessment. The Environmental Consultant shall maintain insurance reasonably satisfactory to the Company. Parent and the Purchaser shall be liable for, and shall cause the Environmental Consultant to repair, any damage to the properties of the Company and its Subsidiaries to the extent such damage is caused by the gross negligence or willful misconduct of the Environmental Consultant. In no event shall Parent or the Purchaser be liable for any other costs or losses incurred by the Company or any of its Subsidiaries as a result of the Environmental Assessment. The term "Environmental Assessment" means the evaluation and review, and related written report thereon, prepared by the Environmental Consultant for counsel to Parent and the Purchaser, concerning environmental aspects of the past and present activities and operations of the Company and its Subsidiaries and their respective predecessors, including as to the use or condition of properties or assets of any of them or of any other Person and as to compliance with applicable Environmental Laws.

                 Section 5.4  Further Action; Reasonable Efforts.

                 (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings and in the case of Parent and the Purchaser to obtain the Financing and consummate the Offers. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                 (b) Parent, the Purchaser and the Company shall use their respective reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Entity. Without limiting the foregoing, each of the Company and Parent shall, as soon as practicable, file (or cause its respective "ultimate parent entity" within the meaning of the HSR Act to file) Notification and Report Forms under the HSR Act (as defined below) with the Federal Trade Commission (the "FTC") and Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. Each party hereto shall use its reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorization relating to any Competition Law that is required for the consummation of the transactions contemplated by this Agreement. "Competition Laws" means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, and includes the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and, to the extent applicable, equivalent laws of the European Union or the Member States thereof, Australia and Brazil.

                 Section 5.5  Employee Benefits.

                 (a) Parent and the Purchaser hereby agree to honor, and agree to cause the Surviving Corporation to honor, and to make required payments when due under, all contracts and agreements of the Company and its Subsidiaries in effect as of the date hereof with any employee, officer, director or executive or former employee, officer, or executive of the Company or any Subsidiary thereof, including any such compensation, employment and employee or director agreements in existence as of the date hereof (or as modified to the extent permitted by Section 5.1 or by agreement of the parties thereto).

                 (b) In addition to the foregoing, Parent hereby agrees that for a period of one year immediately following the Effective Time, it shall, or shall cause the Surviving Corporation to, continue to maintain employee benefit, incentive compensation and welfare plans, programs and policies (each referred to for purposes of this subsection as a "plan") for the benefit of employees of the Company and its Subsidiaries which in the aggregate provide benefits that are substantially comparable to those provided to them under the Plans on the date hereof. Without limiting the foregoing, for a period of one year following the Effective Time, Parent and the Purchaser also shall, or shall cause the Surviving Corporation to, provide as follows:

                 (i) that salaried and nonunion hourly employees shall generally be paid total base salary compensation or hourly rates that are substantially equivalent to the total base salary compensation or hourly rates applicable to such employees immediately prior to the Effective Time;

                (ii) that the relocation plan of the Company as in effect on the date hereof shall be continued generally in accordance with its current terms and any employee whose relocation is initiated by Parent, the Purchaser or the Surviving Corporation within twelve months following the Effective Time will receive benefits under such relocation package;

               (iii) that any employee terminated by Parent, the Company or its Subsidiaries within twelve months after the Effective Time will be entitled to benefits under a severance policy, policies or agreements (including any career assistance) that are generally comparable to the policy, policies or agreements in effect on the date hereof for such employee; and

                (iv) that any employee terminated by Parent, the Company or its Subsidiaries within twelve months after the Effective Time shall be l00 percent vested in any defined benefit or defined contribution retirement Plan in which such employee was participating at the time of such termination, and each such Plan shall be amended, effective as of the Effective Time, to provide for such vesting.

                 (c) If the Effective Time occurs prior to January 1, 1996, with respect to each ERISA Plan that is intended to qualify under Section 401(a) of the Code and that provides for a variable match, Parent and the Purchaser shall cause to be contributed the full amount of the variable match that would have been made thereunder in respect of the 1995 Plan year as if all performance or similar targets specified thereunder had been achieved. If the Effective Time is after December 31, 1995, each such Plan shall be continued until at least December 31, 1996 and the variable match in respect of the 1996 Plan Year shall be determined using the actual performance of the Company and its subsidiaries for such year, but adjusted to exclude any extraordinary charges, expenses or other adjustments which result from or arise out of the transactions contemplated by this Agreement.

                 (d) With respect to each incentive, bonus or profit sharing plan, program or arrangement that may be in effect for calendar year 1995 or 1996, the awards thereunder shall be determined with respect to 1996 and, if the Effective Time occurs prior to January 1, 1996, with respect to 1995, based upon the actual performance of the Company and its Subsidiaries for such year, but adjusted to exclude any extraordinary charges, expenses or other adjustments which result from or arise out of the transactions contemplated under this Agreement. Unless otherwise required by this Agreement, payment to participating employees under any such plan, program or arrangement shall be made in accordance with the terms of such plan, program or arrangement.

                 (e) Parent and the Purchaser acknowledge that for purposes of those of the Company's Plans listed on Schedule 5.5(e) of the Disclosure Schedule the consummation of the Merger will constitute a "Change in Control" of the Company (as that term is defined in such plans, agreements and arrangements).

                 (f) To the extent required by applicable law or the terms of any contract or agreement disclosed on Schedule 3.12(a) of the Disclosure Schedule, Parent shall recog-nize any union recognized by the Company or its Subsidiaries at the Effective Time and assume the terms of any collective bargaining agreement in effect with such union, and shall, or shall cause the Surviving Corporation to, honor without modification all collective bargaining agreements as in effect at the Effective Time.

                 Section 5.6  Stockholders' Meeting; Proxy Statement.

                 (a) The Company shall in accordance with applicable law and the Restated Certificate of Incorporation and the By-laws of the Company, duly call, set a record date for, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and such other matters as may be appropriate at the Special Meeting (which meeting may be adjourned or postponed as reasonably necessary to permit the satisfaction of conditions to this Agreement or the Voting Agreement) (such meeting, as so adjourned or postponed, being referred to as the "Special Meeting").

                 (b) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC, and Parent and the Purchaser shall cooperate with the Company in such preparation and filing, a preliminary proxy statement relating to this Agreement and the transactions contemplated hereby and use its best efforts to furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders. Subject to the fiduciary duties of the Board under applicable law, the Board shall recommend, and the Company shall include in the Proxy Statement the recommendation of the Board, that stockholders of the Company approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby, and the Company shall use all reasonable efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement, approval of the Merger and the transactions contemplated hereby.

                 (c) Parent agrees that (i) it will provide the Company with all information concerning Parent or the Purchaser necessary or reasonably appropriate to be included in the Proxy Statement and (ii) at the Special Meeting, if held, or any postponement or adjournment thereof (or at any other meeting at which the Merger or this Agreement are considered by stockholders), it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other Subsidiaries, if any, in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

                 (d) The Company, Parent and Purchaser shall cooperate with one another in the preparation and filing of the Schedule 13E-3 and shall use all reasonable efforts to promptly obtain and furnish the information required to be included in the Schedule 13E-3 and to respond promptly to any comments or requests made by the SEC with respect to the Schedule 13E-3. Each party hereto shall promptly notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the Schedule 13E-3, and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company, Parent and Purchaser each agrees to correct any information provided by it for use in the Schedule 13E-3 which shall have become, or is false or misleading.

                 Section 5.7   Notification of Certain Matters.

                 (a) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty of the Company, or of Parent and the Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at the Effective Time and (ii) any material failure of the Company, or Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The Company shall give prompt notice to Parent of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any information set forth in the Tax Letter to be or become untrue or incorrect, such that the condition set forth in Section 6.3(l)(ii) would not be satisfied as of the Effective Time.

                 (b) The Company may supplement any of the Schedules to the Disclosure Schedule by delivering to Parent and the Purchaser a written supplement to such Schedule or Schedules ("Schedule Supplements") at any time prior to the day that is ten days prior to the Closing Date, provided that no such supplement shall be effective unless (i) the information contained therein (x) is necessary, in the good faith judgment of such party, to make the information set forth on the applicable Schedule to be supplemented true and correct and (y) relates solely to events occurring or conditions arising subsequent to the date of this Agreement or facts, circumstances or conditions coming to the attention of the Company after the date hereof, and such supplement is accompanied by an officer's certificate, signed by an officer of the Company, so certifying, and (ii) the Closing shall have occurred. From and after the Closing, the Schedule Supplements shall form a part of this Agreement, and, to the extent the representations and warranties of the Company contained in Article III are qualified by reference to any such Schedule Supplement, any such Schedule Supplements thereto shall have the effect of modifying the representation and warranty so qualified as if it had been set forth on the corresponding Schedule of the Disclosure Schedule delivered by the Company to the Purchaser on the date hereof.

           (c) If at any time prior to the Special Meeting any event or circumstance relating to the Company or any of its Subsidiaries or affiliates, or its or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent and the Purchaser, so supplement the Proxy Statement and mail such supplement to its stockholders. If at any time prior to the Special Meeting any event or circumstance relating to Parent or any of its Subsidiaries or affiliates, or its or their respective officers or directors, should be discovered by Parent that is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company; and upon receipt of such information the Company shall promptly supplement the Proxy Statement and mail such supplement to its stockholders.

                 Section 5.8 Directors' and Officers' Insurance and Indemnification.

                 (a) The Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries in such capacities ("Indemnified Parties") to the fullest extent permitted by Law against all losses, damages, expenses or liabilities resulting from any claim, suit, action, proceeding or investigation to the extent that it was based on the fact that such Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time.

                 (b) For a period of six years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering the directors and officers of the Company and its Subsidiaries who are currently covered by the Company's existing directors' and officers' liability insurance with respect to claims arising from facts or events which occurred before the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof; provided that notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to maintain such insurance pursuant to a six-year pre- paid insurance policy with a limit of liability of $90 million in the aggregate for such six-year period (the "Prepaid Policy") that provides for the payment of a single premium payment at the commencement of such policy covering the entire life thereof; provided, further that, if Parent and the Purchaser do not so maintain such Prepaid Policy, in no event shall Parent or the Surviving Corporation be required to make annual premium payments for such insurance to the extent such premiums exceed $1,750,000. Parent and the Surviving Corporation shall provide Stockholder with 30 days prior written notice of any reductions in the level of insurance resulting from the proviso to the second sentence of this Section 5.8(b).

                 (c) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions with respect to indemnification identical to those set forth in Article X of the Company's Restated Certificate of Incorporation and Article VI of the Company's By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified (except as required by applicable Law) for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time.

                 (d) The provisions of this Section 5.8 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

                 Section 5.9 Publicity. Neither the Company, Parent nor any of their respective affiliates (other than the Stockholder) shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the other party.

                 Section 5.10 Certain Arrangements. The Company shall cause all accounts payable, accounts receivable, contracts, agreements, plans, instruments, commitments, claims and other obligations pursuant to which the Company or any of its Subsidiaries has made or is obligated to make payments or incur expenses to or for the benefit of Stockholder or any of its affiliates (other than the Company or any of its Subsidiaries) to be canceled, terminated, waived and released at or prior to the Effective Time without any consideration being paid or payable in respect thereof, pursuant to appropriate agreements and instruments in form and substance mutually satisfactory to Parent and Stockholder in their reasonable judgment; provided that the accounts payable, accounts receivable, contracts, agreements, plans, instruments, commitments, claims and other obligations set forth in Schedule 5.10 of the Disclosure Schedule shall be treated in the manner expressly set forth in such Schedule.

                 Section 5.11 Offers and Solicitations of Consents. Parent and the Purchaser shall use reasonable efforts to make, at their expense, tender offers (the "Offers") for all of the Notes (as defined below) upon terms and subject to conditions to be determined by Parent and the Purchaser, and the Company shall cooperate therewith. The Offers may be accompanied by such solicitations of consents from the holders of the Notes as may be determined by the Purchaser to be necessary or appropriate, relating to certain amendments (the "Proposed Amendments") to the indentures under which each series of Notes was issued (the "Indentures"). In the event that any registration statement is required in connection with the Offers or such solicitations, Parent and the Purchaser shall use reasonable efforts, at their expense, to prepare, file and cause to become effective any such registration statement, and the Company shall cooperate therewith as the registrant thereunder. At the Closing (provided that the requisite consents of Note holders necessary to effect the Proposed

Amendments to any Indenture are received) the Company shall execute and deliver a supplemental indenture (each, a "Supplemental Indenture") with the relevant indenture trustee party to such Indenture (each, a "Trustee") to so amend the Indenture. The term "Notes" means the indebtedness of the Company listed in
Schedule 5.11 of the Purchaser Disclosure Schedule.

                 Section 5.12 Certain Information. From and after the date of this Agreement, Parent and the Purchaser shall at the request of the Company advise the Company as to the status of negotiations to obtain the Financing and shall advise the Company promptly upon becoming aware of any event, circumstance or condition that it believes could reasonably be expected to prevent the availability to the Purchaser of such Financing in a timely manner. Parent and the Purchaser shall provide the Company's financial advisors with such information regarding the financing plans and capital structure of the Surviving Corporation after giving effect to the Merger and the Financing as may be reasonably requested by the Company's financial advisors for the purpose of reviewing the matters referred to in Section 4.10 and any appraisal report referred to therein, subject to appropriate confidentiality undertakings by such advisors. At or prior to the Closing, Parent and the Purchaser shall provide to the Company the letter referred to in Section 4.10(b). In the event that this Agreement shall be terminated pursuant to Section 7.1, at the request of the Company, Parent and the Purchaser shall provide to the Company a copy of each of the Environmental Assessment and the Patent Review, but in no event shall Parent or the Purchaser be liable for any costs or losses incurred by the Company or any of its Subsidiaries as a result of its receipt or use of the Environmental Assessment or the Patent Review.

                 Section 5.13 Patent Review. Within 70 days following the date hereof, Parent and its outside patent counsel shall have the right to perform legal due diligence with respect to (a) the validity and enforceability of the Company's and its Subsidiaries' Technology and (b) whether the conduct of the business of the Company and its Subsidiaries may infringe or otherwise conflict with the Technology of any other Person, in each case as Parent shall reasonably deem appropriate (the "Patent Review").

                 Section 5.14 Additional Consents. (a) In the event that the Purchaser wishes to exercise its option to have the Company merge with and into the Purchaser in the

Merger, as provided in Section 1.1(b), the Purchaser shall notify the Company of its desire to do so not later than 45 days after the date hereof. The Company thereupon may propose a supplement to one or more Schedules of the Disclosure Schedule by delivering to Parent and the Purchaser a proposed written supplement thereto not later than 15 days after receipt of such notice from the Purchaser and in no event more than 10 days prior to the Closing; provided that no such supplement shall be effective unless (i) the information contained therein (x) is necessary, in the good faith judgment of the Company, to make the information set forth on such Schedule true and correct and (y) relates solely to the fact that the Company will not be the Surviving Corporation following the Merger, and such supplement is accompanied by an officer's certificate, signed by an officer of the Company, so certifying, and
(ii) the Purchaser shall agree in its sole discretion to the contents of such supplement. In the event that such supplement is acceptable to the Purchaser, the Purchaser shall so notify the Company, and the Schedules of the Disclosure Schedule to be so supplemented shall be deemed modified by such supplement. In the event that such supplement is not acceptable to the Purchaser, the Purchaser shall so notify the Company, and if the Purchaser and the Company are not able to agree upon another form of such supplement that is acceptable to the Purchaser within 15 days of the Company's receipt of such notice from the Purchaser, such Schedules shall not be deemed so modified, and the Purchaser's election pursuant to Section 1.1(b) shall accordingly be deemed rescinded. The Purchaser shall be entitled to supplement Schedule 4.3(b) of the Purchaser Disclosure Schedule by delivering to the Company a written supplement thereto in no event more than 10 days prior to the Closing; provided that no such supplement shall be effective unless the information contained therein (x) is necessary, in the good faith judgment of the Purchaser, to make the information set forth on such Schedule true and correct and (y) relates solely to the fact that the Company will not be the Surviving Corporation following the Merger, and such supplement is accompanied by an officer's certificate, signed by an officer of the Purchaser, so certifying. Upon delivery of such supplement, such Schedule shall be deemed modified thereby.

                 (b) Each of the Company and the Purchaser shall use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings, set forth on its respective supplement to such Schedules. The Purchaser may rescind its election pursuant to Section 1.1(b) at any time prior to 10 days before the Special Meeting. Any additional costs incurred by the Company solely as a result of the Purchaser's election pursuant to Section 1.1(b) shall be borne by the Purchaser, provided that the Company shall provide the Purchaser with reasonably detailed evidence of such costs.


                                   ARTICLE VI

                                   CONDITIONS

                 Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

                 (a) No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) which is in effect and has the effect of prohibiting the consummation of the Merger or making the Merger illegal;

                 (b) There shall be no order or injunction of a Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) in effect precluding, restraining, enjoining or prohibiting consummation of the Merger and there shall be no suit, action, proceeding or investigation by a Governmental Entity seeking to restrain, enjoin or prohibit the Merger;

                 (c) The applicable waiting period under the HSR Act with respect to the actions contemplated by this Agreement shall have expired or been terminated;

                 (d) Other than filing the Certificate of Merger in accordance with the DGCL, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained individually and in the aggregate would not have or result in a Material Adverse Effect; all authorizations, consents and approvals of other Persons set forth on Schedule 6.1(d) of the Disclosure Schedule shall have been obtained;

                 (e) This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, and the Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of the common stock of the Stockholder; and all authorizations, consents and approvals of the Manville Personal Injury Settlement Trust (the "Trust") and the Manville Property Damage Settlement Trust (the "PD Trust") required to be obtained in connection with the execution, delivery and performance of this Agreement, the Voting Agreement and the Tax Matters Agreement, and the consummation of the transactions contemplated hereby and thereby, shall have been obtained; and

                 (f) (i) The conditions to (x) the obligation of Stockholder to declare the Dividend under Section 3.03(b) of the Profit Sharing Exchange Agreement, dated October 25, 1995, between Stockholder and the Trust (the "Exchange Agreement"), and (y) the obligations of Stockholder and the Trust under Section 4.02 and Section 4.03, respectively, of the Exchange Agreement, other than the condition set forth in Section 4.03(e) thereof, shall have been satisfied or waived or (ii) the parties to the Exchange Agreement shall have determined and shall have provided evidence of such determination that the conditions to the obligations described in clauses (i) (x) and (y) of this
Section 6.1(f) are not conditions to the obligations of the Company to effect the Merger hereunder.

                 Section 6.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                 (a) The representations and warranties of Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the date hereof, and true and correct in all material respects at and as of the Effective Time as if made at and as of such time; and

                 (b) Each of Parent and the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

                 (c)  The Board shall have received the letter referred to in
Section 4.10(b).

                 (d) The Tax Matters Agreement shall be in full force and effect with respect to Parent and the Purchaser;

                 (e) The Company shall have received (i) an opinion, addressed to it and dated the Closing Date from Debevoise & Plimpton, special counsel to Parent and the Purchaser, in form and substance reasonably satisfactory to the Company, and (ii) a certificate executed by a duly authorized officer of the Purchaser to be delivered at the Closing and dated the Closing Date to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied; and

                 (f) The terms and provisions of the definitive agreements relating to the Financing shall not cause the Board in the exercise of its good faith, reasonable judgment, after consultation with its counsel and its financial advisor, to conclude that, notwithstanding the delivery of the letter contemplated by Section 4.10(b), the representation set forth in Section 4.10(a) is not true and correct in all material respects at and as of the Effective Time.

                 Section 6.3 Conditions to Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                 (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the date hereof, and true and correct in all material respects at and as of the Effective Time as if made at and as such time;

                 (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

                 (c) The representations and warranties of Stockholder contained in the Voting Agreement shall be true and correct in all material respects at and as of the date hereof, and true and correct in all material respects at and as of the Effective Time as if made at and as such time; Stockholder shall have performed in all material respects each of its obligations under the Voting Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms thereof and the Voting Agreement shall be in full force and effect with respect to Stockholder;

                 (d) The Environmental Consultant shall have completed the Environmental Assessment relating to the business and operations of the Company and its Subsidiaries and shall have submitted its report in respect thereof, which Environmental Assessment and report shall be satisfactory in scope and substance to Parent and the Purchaser in their reasonable judgment;

                 (e) Parent and the Purchaser shall have completed financing arrangements, and entered into definitive financing agreements on terms satisfactory to them in their reasonable judgment, and shall have received funds thereunder sufficient to pay the Merger Consideration, repay or redeem all of the existing indebtedness of the Company and its Subsidiaries (except for the indebtedness, if any, set forth on Schedule 6.3(e) of the Purchaser Disclosure Schedule), and otherwise enable Parent and the Purchaser to consummate the transactions contemplated hereby;

                 (f) At least 51% in aggregate principal amount of the outstanding Notes of each series shall have been validly tendered and not withdrawn pursuant to the Offers prior to the Expiration Date (the "Minimum Tenders"); and the Purchaser or the Company, as the case may be, shall have accepted for payment and paid for all Notes validly tendered pursuant to the Offers, provided that for purposes of satisfying this condition, such acceptance and payment by the Purchaser shall be deemed to have occurred if the Purchaser fails to accept for payment and pay for any Notes tendered pursuant to the Offers in violation of the terms of the Offers and the Solicitation; and the Company and the applicable Trustee shall have executed the Supplemental Indentures with respect to the Notes of each series implementing the Proposed Amendments to the Indentures;

                 (g) The indebtedness of the Company and its Subsidiaries set forth on Schedule 6.3(g) of the Purchaser Disclosure Schedule shall have been repaid in full (at the

Purchaser's expense), on terms satisfactory to Parent and the Purchaser in their reasonable judgment, and Parent and the Purchaser shall have received evidence to such effect satisfactory to them;

                 (h) The number of Dissenting Shares shall not exceed ten percent (10.0%) of the outstanding shares of Company Common Stock;

                 (i) No event, occurrence, fact, condition, change, development or effect shall exist or have occurred since the date of the Balance Sheet that, individually or in the aggregate, has had or resulted in, or could reasonably be expected to become or result in, a Material Adverse Effect;

                 (j) The Tax Matters Agreement shall be in full force and effect with respect to Stockholder and the Company;

                 (k) Parent and the Purchaser shall have received (i) opinions, addressed to them and dated the Closing Date, from each of (x) Skadden, Arps, Slate, Meagher & Flom, counsel to the Company, in form and substance reasonably satisfactory to Parent and the Purchaser, which opinion shall state among other things that each lender, underwriter and investor providing any portion of the Financing shall be entitled to rely thereon, and
(y)counsel to Stockholder, in form and substance reasonably satisfactory to Parent and Purchaser, which opinion shall be from such counsel as is reasonably satisfactory to Parent and the Purchaser, and shall state among other things that each lender, underwriter and investor providing any portion of the Financing shall be entitled to rely thereon, and (ii) a certificate executed by a duly authorized officer of the Company to be delivered at the Closing and dated the Closing Date to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied;

                 (l) Each of (i) the representations and warranties of the Company set forth in Section 3.13(b) and (ii) the information set forth in the letter dated the date hereof from Robert E. Cole, Senior Vice President, Corporate Finance and Chief Financial Officer of Stockholder, addressed to Parent and the Purchaser (the "Tax Letter") shall be true and correct at and as of the date hereof, and at and as of the Effective Time as if made at and as of such time;

                 (m) The Patent Review shall not have revealed any facts or circumstances that would reasonably be expected individually or in the aggregate to result in (i) a Material Adverse Effect, (ii) any costs, damages or liabilities that would be material to the Company and its Subsidiaries taken as a whole, (iii) equitable remedies against the operation of any material portion of the business of the Company and its Subsidiaries, or (iv) the inability to enforce the Company's or any of its Subsidiaries' Technology (except as against improvements developed by any other Person without infringement or misappropriation of any such Technology) so as to materially impair the competitive position of the Company and its Subsidiaries taken as a whole; provided, however, that this Section 6.3(m) shall no longer be a condition to the obligations of Parent or the Purchaser hereunder if this Agreement shall not have been terminated on or prior to the 90th day following the date hereof; and

                 (n) The Schedule Supplements referred to in Section 5.7(b) shall be in form and substance satisfactory to the Purchaser in its sole discretion.


                                  ARTICLE VII

                                  TERMINATION

                 Section 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                 (a) By the mutual consent of the Board of Directors of Parent and the Board of Directors of the Company.

                 (b) By either the Company, on the one hand, or Parent and the Purchaser, on the other hand, if: (i) the Merger has not been consummated on or prior to March 31, 1996, or such other date, if any, as Parent and the Company shall agree upon (provided that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date); or (ii) any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action (which statute, order, decree, regulation or other action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Merger or making the Merger illegal and such statute, order, decree, regulation or other action shall have become final and non-appealable.

                 (c) By the Company, upon 10 days' prior written notice after Parent has received from the Company written notice of the Company's receipt of a Superior Proposal (as defined below) in accordance with Section 5.2, if prior to the Effective Time the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of this Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement relating to such Superior Proposal; provided that such termination shall not be effective until the Company has made payment to Parent of the Fee (as defined in Section 8.1(b)) and has either paid to Parent or deposited with a mutually acceptable escrow agent $6,700,000 toward reimbursement to Parent and the Purchaser of Expenses (as defined in Section 8.1(e)), in each case in accordance with Section 8.1. The term "Superior Proposal" shall mean any Acquisition Proposal that the Board determines in its good faith, reasonable judgment, after consultation with its financial advisor, is more favorable to the Company or the holders of Company Common Stock than the transactions contemplated hereby.

                 (d) By the Company, upon 30 days' prior written notice, in the event of a breach of or inaccuracy in any representation, warranty, covenant or agreement on the part of Parent or the Purchaser such that any conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied as of the Effective Time, which breach or inaccuracy is not cured prior to the expiration of such 30 day period; provided that if such breach or inaccuracy is not curable, the Company may terminate this Agreement immediately under this
Section 7.1(d).

                 (e) By Parent, if (i) the stockholders of the Company fail to approve and adopt this Agreement and the transactions contemplated hereby at the Special Meeting (including any postponement or adjournment thereof); (ii) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or the Purchaser or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Transaction or resolved to do so; (iii) the stockholders of Stockholder fail to approve this Agreement and the consummation of the transactions contemplated hereby at the Stockholder Special Meeting (as defined in the Voting Agreement) (including any postponement or adjournment thereof); (iv) the Board of Directors of Stockholder withdraws, modifies or changes its recommendation of the Merger or the transactions contemplated hereby in a manner adverse to Parent or the Purchaser or shall have resolved to do any of the foregoing or the Board of Directors of Stockholder shall have recommended to the stockholders of Stockholder any Acquisition Transaction or resolved to do so; (v) any authorization, consent or approval of the Trust or the PD Trust required to be obtained in connection with the execution, delivery and performance of this Agreement, the Voting Agreement and the Tax Matters Agreement, and the consummation of the transactions contemplated hereby and thereby, shall not have been obtained prior to the date of the Special Meeting or the Stockholder Special Meeting, or if earlier March 29, 1996 (provided that at the date of any termination hereof pursuant to this Section 7.1(e), (1) if such date were the Closing Date and the time of such termination were the Effective Time, the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.1(f), 6.2(a), 6.2(b) and 6.2(d) would be satisfied or waived, (2) the Purchaser shall have entered into definitive agreements for the Financing, (3) the Purchaser shall have delivered to the Company the letter referred to in Section 4.10(b), or an unsigned form of such letter with an accompanying letter from the Purchaser to the effect that the Purchaser would be prepared to deliver a signed form thereof at the Closing, and (4) the Company shall not have delivered written notice to the Purchaser that the Board has made the determination referred to in Section 6.2(f)); or (vi) any Person shall have acquired beneficial ownership or right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company then representing 20% or more of the combined power to vote generally for the election of directors.

                 (f) By Parent, in the event that (i) the Court (as defined in the Exchange Agreement) shall have denied the application of the Trustees (as defined in the Exchange Agreement) referred to in Section 4.02(c) of the Exchange Agreement, or (ii) the condition set forth in Section 6.1(f) shall otherwise not have been satisfied prior to March 29, 1996.

                 (g) By Parent, upon 30 days' prior written notice, in the event of a breach of or inaccuracy in any representation, warranty, covenant or agreement on the part of the Company such that the conditions set forth in
Section 6.3(a), 6.3(b) or 6.3(l)(i) would not be satisfied as of the Effective Time, or in the event of a breach of or inaccuracy in any representation, warranty, covenant or agreement on the part of Stockholder contained in the Voting Agreement such that the condition set forth in Section 6.3(c) would not be satisfied as of the Effective Time, or in the event that the information set forth in the Tax Letter shall be found to be or become untrue or incorrect, such that the condition set forth in Section 6.3(l)(ii) would not be satisfied as of the Effective Time, which breach or inaccuracy is not cured or such information is not made true and correct prior to the expiration of such 30 day period; provided that if such breach or inaccuracy or failure of such information to be true and correct is not curable, Parent may terminate this Agreement immediately under this Section 7.1(g).

                 (h) By Parent, on or prior to the 90th day after the date hereof, in the event that the Patent Review shall have revealed any facts or circumstances that would reasonably be expected individually or in the aggregate to result in (i) a Material Adverse Effect, (ii) any costs, damages or liabilities that would be material to the Company and its Subsidiaries taken as a whole, (iii) equitable remedies against the operation of any material portion of the business of the Company and its Subsidiaries, or (iv) the inability to enforce the Company's or any of its Subsidiaries' Technology (except as against improvements developed by any other Person without infringement or misappropriation of any such Technology) so as to materially impair the competitive position of the Company and its Subsidiaries taken as a whole.

                 Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, the Purchaser or the Company, except as set forth in Section 8.1 hereof and except with respect to the





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
requirement to comply with the Confidentiality Agreement and return, destroy or hold Evaluation Material pursuant to the procedures set forth therein set forth in Section 5.3; provided that nothing herein shall relieve any party from any liability or obligation with respect to any wilful breach of this Agreement.


                                  ARTICLE VIII

                                 MISCELLANEOUS

                 Section 8.1  Fees and Expenses.

                 (a) Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                 (b) The Company shall promptly pay to Parent a termination fee of $37,500,000 (the "Fee") in the event that (i) this Agreement is terminated pursuant to Section 7.1(c) or 7.1(e), or (ii) (x) this Agreement is terminated pursuant to Section 7.1(f) and (y) prior to the first anniversary of such termination an Acquisition Transaction is consummated (other than an Acquisition Transaction that solely involves securities or assets of the Stockholder, other than Company Common Stock or other securities of the Company).

                 (c) Subject to the final sentence of this Section 8.1(c), the Company shall promptly pay to Parent an amount equal to all Expenses (as defined below) in the event that:

                  (i) this Agreement is terminated pursuant to Section 7.1(c), 7.1(e) or 7.1(f),

                 (ii) this Agreement is terminated pursuant to Section 7.1(a), 7.1(b)(i) or 7.1(g) and (x) at that time the condition set forth in
       Section 6.3(d) shall not have been satisfied and (y) the representation and warranty set forth in Section 3.14 shall not have been true and correct at and as of the date hereof, or at and as of the date of such termination as if made at and as of such date,

                (iii) this Agreement is terminated pursuant to Section 7.1(a), 7.1(b)(i) or 7.1(g) and at that time





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
       the condition set forth in Section 6.3(m) shall not have been satisfied, or is terminated pursuant to Section 7.1(h),

                 (iv) this Agreement is terminated pursuant to Section 7.1(a) or 7.1(b)(i) and at that time there shall exist, or pursuant to Section 7.1(g) in the event of, any material breach of any covenant or agreement on the part of the Company contained in this Agreement or the Stockholder contained in the Voting Agreement, or

                  (v) this Agreement is terminated pursuant to Section 7.1(a) or 7.1(b)(i) and at that time there shall exist, or pursuant to Section 7.1(g) in the event of, any material breach or inaccuracy of any representation or warranty on the part of the Company contained in this Agreement or the Stockholder contained in the Voting Agreement, or any failure of the information set forth in the Tax Letter to be true and correct, other than any breach or inaccuracy (an "Involuntary Breach") of any such representation or warranty (x) as to which, as of the date hereof, the Company and the Stockholder have no knowledge, after due inquiry, of any facts or circumstances that cause such representation or warranty not to be true and correct in all material respects at and as of the date hereof, or that could reasonably be expected to cause such representation or warranty not to be true and correct at and as of the Effective Time, and (y) that shall not be a result of any wilful action or inaction on the part of the Company or the Stockholder.

Notwithstanding the foregoing sentence, (A) the aggregate amount of any payment required to be made by the Company in respect of the Fee pursuant to Section 8.1(b) and any Expenses pursuant to this Section 8.1(c) shall be limited to (i) in the case of a termination of this Agreement prior to January 15, 1996, $44,200,000, and (ii) in the case of a termination of this Agreement on or after such date, $44,200,000 plus, in the event that prior to such termination the Purchaser shall have become obligated to pay commitment fees to any of its lenders in respect of the Financing ("Commitment Fees") upon any such termination, the aggregate amount of such Commitment Fees, and (B) if, at the time of any termination of this Agreement that but for this clause (B) would result in payment of Expenses pursuant to this Section 8.1(c), there is in effect an order or injunction of the type referred to in Section 6.1(b), then





                                       65
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Expenses shall be payable by the Company under Section 8.1(d) and not this
Section 8.1(c).

                 (d) Except in any case in which the Company has made any payment in respect of Expenses pursuant to Section 8.1(c), the Company shall promptly pay to Parent an amount equal to the lesser of the Expense Cap and all Expenses in the event that (i) this Agreement is terminated pursuant to Section 7.1(a) or 7.1(b) and at the time one or more of the conditions in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(f), 6.3(h) and 6.3(i) shall not have been satisfied or (ii) this Agreement is terminated pursuant to Section 7.1(g) solely in the event of any Involuntary Breach. The term "Expense Cap" means
(x) with respect to any termination of this Agreement prior to January 15, 1996, $10,000,000, and (y) with respect to any termination of this Agreement on or after such date, $20,000,000 plus the aggregate amount of any Commitment Fees payable upon any such termination.

                 (e) All payments pursuant to this Section 8.1 shall be in immediately available funds. In the event that the Company shall pay Parent an amount in respect of Expenses as contemplated by the proviso to Section 7.1(c), and such amount shall subsequently prove to exceed the amount of Expenses actually incurred, Parent shall refund the excess to the Company. In the event that the Company shall pay Parent an amount in respect of Expenses as contemplated by the proviso to Section 7.1(c), and such amount shall subsequently prove to be less than the amount of Expenses actually incurred, the Company shall remain liable to reimburse Parent for such remaining Expenses as and to the extent set forth in Section 8.1(c). The term "Expenses" means all out-of-pocket fees, costs and other expenses incurred or assumed by Parent or the Purchaser or incurred on their behalf in connection with this Agreement or any of the transactions contemplated hereby, including but not limited to in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and the other transactions contemplated hereby, or any commitments or agreements relating to such financing, including, without limitation, fees and expenses (other than fees that become payable solely as the result of the termination of this Agreement) payable to all banks, investment banking firms, other financial institutions and other Persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Merger and any other transactions contemplated hereby or structuring such transactions or such financing (other than any such fee





                                       66
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payable to Clayton, Dubilier & Rice, Inc. or any affiliate thereof), and all fees and expenses of counsel, accountants, experts and environmental, actuarial, insurance and other consultants to Parent, the Purchaser or Clayton, Dubilier & Rice, Inc.

                 (f) This Section 8.1 shall survive any termination of this Agreement.

                 Section 8.2  Amendment; Waiver.

                 (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of such stockholders if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of this Agreement if such alteration or change would materially adversely affect the rights of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 (b)  At any time prior to the Effective Time, the parties may
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and





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none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

                 Section 8.3  Survival.

                 (a) The respective representations and warranties of Parent, the Purchaser and (except as provided in Section 8.3(b)) the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

                 (b) The representations and warranties of the Company contained in Sections 3.5, 3.7, 3.14 and (solely as it relates to the foregoing Sections) 3.24 shall survive the Effective Time until the date that is 30 days after the delivery of the opinion with respect to the annual audit by the Surviving Corporation's independent auditors of the financial statements of the Surviving Corporation for the fiscal year ended December 31, 1996, and in any event no later than May 31, 1997.

                 Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)  if to Stockholder, to:

                      Manville Corporation
                      717 17th Street
                      Denver, Colorado 80202
                      Telephone:  (303) 978-4911
                      Facsimile:  (303) 978-4842
                      Attention:  General Counsel
                      with a copy to:

                      Skadden, Arps, Slate, Meagher & Flom
                      919 Third Avenue
                      New York, New York  10022
                      Telephone:  (212) 735-3000
                      Facsimile:  (212) 735-2001
                      Attention:  Franklin M. Gittes, Esq.

                 (b)  if to the Company, to:

                      Riverwood International Corporation
                      3350 Cumberland Circle
                      Suite 1600
                      Atlanta, Georgia  30339
                      Telephone:  (404) 644-3000
                      Facsimile:  (404) 644-2929
                      Attention:  General Counsel
                            and
                      Attention:  J. Steven Beabout, Esq.

                      with a copy to:

                      Skadden, Arps, Slate, Meagher & Flom
                      919 Third Avenue
                      New York, New York  10022
                      Telephone:  (212) 735-3000
                      Facsimile:  (212) 735-2001
                      Attention:  Franklin M. Gittes, Esq.

                 and

                 (c)  if to Parent or the Purchaser, to:

                      CDRO Holding Corporation
                      CDRO Acquisition Corporation
                        c/o Clayton, Dubilier & Rice
                        Fund V Limited Partnership
                      270 Greenwich Avenue
                      Greenwich, Connecticut  06830
                      Facsimile:  (203) 661-0544
                      Telephone:  (203) 661-3998
                      Attention:  Alberto Cribiore
                      with a copy to:

                      Clayton, Dubilier & Rice, Inc.
                      126 East 56th Street
                      New York, New York  10022
                      Facsimile:  (212) 407-5252
                      Telephone:  (212) 407-5200
                      Attention:  Kevin J. Conway

                      and with a copy to:

                      Debevoise & Plimpton
                      875 Third Avenue
                      New York, New York  10022
                      Telephone:  (212) 909-6000
                      Facsimile:  (212) 909-6836
                      Attention:  David A. Brittenham, Esq.

                 Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word "affiliates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

                 Section 8.6 Headings; Schedules. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Schedule to the Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

                 Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

                 Section 8.8 Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Tax Matters Agreement and the Tax Letter, constitutes the entire





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agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof. The parties understand that in order to induce Parent and the Purchaser to enter into this Agreement, the Stockholder has entered into the Voting Agreement and the Tax Matters Agreement as of the date hereof with Parent and the Purchaser.

                 Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                 Section 8.10 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                 Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent or the Purchaser may assign this Agreement to any Subsidiary of Parent or the Purchaser, or to any lender to Parent or the Purchaser or any Subsidiary or Affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect Parent's or the Purchaser's obligations or liabilities under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns, and except for the provisions of Section 5.8 with respect to indemnification of Indemnified Parties, the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.





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
                 IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



                                        RIVERWOOD INTERNATIONAL
                                        CORPORATION


                                        By: /s/ THOMAS H. JOHNSON
                                            -----------------------------------
                                            Name:  Thomas H. Johnson
                                            Title: President and Chief
                                                   Executive Officer


                                        CDRO HOLDING CORPORATION

                                        By: /s/ KEVIN J. CONWAY
                                            -----------------------------------
                                            Name:  Kevin J. Conway
                                            Title: President


                                        CDRO ACQUISITION CORPORATION


                                        By: /s/ KEVIN J. CONWAY
                                            -----------------------------------
                                            Name:  Kevin J. Conway
                                            Title: President





                                       72